Exhibit 10.35
Those portions of this Agreement marked with an [*] have been omitted pursuant to a request for confidential treatment and have been filed separately with the SEC.

PURCHASE AND SALE AGREEMENT

dated as of December 17, 2012

by and between

NATIONAL AIR CARGO GROUP, INC.,

as Seller,

and

CARGO AIRCRAFT MANAGEMENT, INC.,

as Buyer

____________________

Three Boeing 757-200 aircraft, one spare engine, and certain ancillary equipment

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Those portions of this Agreement marked with an [*] have been omitted pursuant
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INDEX
Section    Page
1INTERPRETATION    1
1.1DEFINITIONS    1
1.2CONSTRUCTION    1
2REPRESENTATIONS AND WARRANTIES    1
2.1SELLER’S REPRESENTATIONS AND WARRANTIES    1
2.2BUYER’S REPRESENTATIONS AND WARRANTIES    1
3AGREEMENT TO SELL AND BUY    1
3.1AGREEMENT    1
3.2TRANSFER OF TITLE    2
3.3DELIVERY DOCUMENTS    2
3.4LIENS    2
3.5RISK    2

3.6	MANNER OF SALE 2
4CONDITIONS PRECEDENT    2
4.1SELLER CONDITIONS    2
4.2BUYER CONDITIONS    2
4.3FAILURE TO SATISFY BUYER CONDITIONS    2
5PURCHASE PRICE    2
5.1AMOUNT OF PURCHASE PRICE    2
5.2DEPOSIT    3
5.3PAYMENTS AT CLOSING    3
5.4TAXES    3
5.5TIME OF THE ESSENCE    3
6INSPECTION    4
7DELIVERY    4
7.1DELIVERY    4
7.2DELIVERY DATE    4
7.3TENDER AND ACCEPTANCE OF DELIVERY    5
7.4REMOVAL OF TECHNICAL DOCUMENTS    5
8CONDITION OF EQUIPMENT    5
8.1SELLER’S DISCLAIMERS    5

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8.2ASSIGNMENT OF WARRANTIES    5
8.3ACCEPTANCE CERTIFICATE    6
8.4SELLER’S UNDERTAKINGS AS TO MAINTENANCE PROVIDERS    6
9INDEMNITIES; DEFENSE OF CLAIMS    6
9.1GENERAL INDEMNITY    6
9.2SURVIVAL    8
10FURTHER PROVISIONS    8
10.1BENEFIT OF AGREEMENT    8
10.2FURTHER ASSURANCES    8
10.3[RESERVED]    8
10.4WAIVERS    8
10.5VARIATION    9
10.6NOTICES    9
10.7INVALIDITY OF ANY PROVISION    9
10.8ENTIRE AGREEMENT    10
10.9COSTS AND EXPENSES    10
10.10CONFIDENTIALITY    10
10.11COUNTERPARTS    10
11GOVERNING LAW AND JURISDICTION    10
11.1GOVERNING LAW    10
11.2SUBMISSION    10
11.3WAIVERS. EACH OF THE PARTIES HERETO    11
12INSURANCE    11
13COVENANT NOT TO COMPETE    12

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SCHEDULE     1     EQUIPMENT DESCRIPTION    1-1
SCHEDULE     2     DEFINITIONS    2-1
SCHEDULE 3 CONDITIONS PRECEDENT    3-1
PART A SELLER CONDITIONS PRECEDENT    3-1
PART B BUYER CONDITIONS PRECEDENT    3-1
SCHEDULE 4 REPRESENTATIONS AND WARRANTIES    4-1
PART A SELLER’S REPRESENTATIONS AND WARRANTIES    4-1
PART B    BUYER’S REPRESENTATIONS AND WARRANTIES    4-1
SCHEDULE 5 BILL OF SALE    5-1
SCHEDULE 6 ACCEPTANCE CERTIFICATE    6-1
SCHEDULE 7 DELIVERY CONDITION    7-1
SCHEDULE 8 MATERIAL STCs AND MASTER CHANGE    8-1
SCHEDULE 9 FORM OF DOCUMENT ESCROW LETTER    9-1

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Purchase and Sale Agreement

This Purchase and Sale Agreement is entered into as of December __, 2012, by and between National Air Cargo Group, Inc. (“Seller”), and Cargo Aircraft Management, Inc. (“Buyer”).
Seller owns the 757 aircraft, spare engine, and ancillary equipment described in this Agreement. Seller wants to sell that equipment to Buyer, and Buyer wants to buy that equipment from Seller.
Buyer and Seller agree as follows:

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1	INTERPRETATION

1.1	Definitions. Words and phrases used herein that are defined in Schedule 2, when capitalized as therein, have the meanings set forth in Schedule 2.

1.2	Construction. Except where a contrary intention is stated:

(i)	a reference to a section (§) or a Schedule refers to a section of or a Schedule to this Agreement;

(ii)	any Law, or to any specified provision of any Law, is a reference to such Law or provision as amended, substituted, or re‑enacted;

(iii)	headings are to be ignored in construing this Agreement;

(iv)	“or” is copulative and not disjunctive; and

(v)	“including” means “including but not necessarily limited to”.

2	REPRESENTATIONS AND WARRANTIES

2.1	Seller’s Representations and Warranties. Seller represents and warrants to Buyer that the statements contained in Part A of Schedule 4 are true and accurate.

2.2	Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that the statements contained in Part B of Schedule 4 are true and accurate.

3	AGREEMENT TO SELL AND BUY

3.1
Agreement. Seller agrees to sell each Item of Equipment to Buyer, and Buyer agrees to buy each Item of Equipment from Seller, on the Delivery Date for that Item, at the Delivery Location for that Item, on an “as is where is” basis.

3.2
Transfer of Title. Seller shall pass to Buyer, upon its Delivery, good and marketable title to each Aircraft and the Spare Engine, and good title to the Ancillary Equipment and the Technical Documents.

3.3
Delivery Documents. Upon Delivery of each Item of Equipment, Seller will deliver to Buyer the Bill(s) of Sale for that Item (duly executed by Seller). Full legal and beneficial title to each such Item will pass to Buyer on delivery of the related Warranty Bill of Sale.

3.4	Liens. Each Item of Equipment shall upon Delivery be free and clear of any Liens.

3.5	Risk. Upon Delivery, risk of loss of each Item of Equipment will pass from Seller to Buyer.

3.6
Manner of Sale. Seller’s agreement to sell shall mean that Seller agrees to sell or cause to be sold, and all related covenants, representations, and other undertakings shall be interpreted accordingly. For example (but without limiting the generality of this § 3.6), where this Agreement requires that Seller transfer good and marketable title to an Aircraft upon its

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Delivery, the requirement shall mean that Seller must transfer or cause to be transferred good and marketable title to that Aircraft upon its Delivery.

4	CONDITIONS PRECEDENT

4.1	Seller Conditions. Seller’s obligation to sell each Item of Equipment to Buyer is subject to fulfillment of the Seller Conditions Precedent on or before its Delivery Date.

4.2	Buyer Conditions. Buyer’s obligation to buy each Item of Equipment from Seller is subject to fulfillment of each of the Buyer Conditions Precedent on or before its Delivery Date.

4.3
Failure to Satisfy Buyer Conditions. If any of the Buyer Conditions is not satisfied or waived in writing by Buyer on or before January 14, 2013, with the exception of the provision by The Boeing Company of the FAA-approved Master Change concerning the weight upgrades for the Aircraft listed in Schedule 8 hereto, which may extend for a reasonable period of time beyond such date (provided that Buyer, acting reasonably and in good faith, determines that such Master Change will be provided within a reasonable period of time), then Buyer shall have the right to terminate this Agreement upon written notice to Seller, in which event (x) this Agreement shall terminate without any liability to either party, and each party shall be responsible for all of its own costs; and (y) the Deposit shall be returned to Buyer in conjunction with such termination.

5	PURCHASE PRICE

5.1	Amount of Purchase Price.

(a)	Subject to Section 5.1(b), the purchase price for each Item of Equipment (the “Purchase Price”) is as follows:
Aircraft N151GX / 24451:     $ [*].
Aircraft N259CA / 26152:     $ [*].
Aircraft N763CA / 26154:     $ [*].
Spare Engine MSN 30594:    $ [*].
Ancillary Equipment:        as shown on Schedule 1.

(b)	The Purchase Price for the Aircraft set forth in Section 5.1(a) shall be increased in the amount of $[*] for each such Aircraft that is delivered to Buyer prior to [*].

5.2
Deposit. Before the date of this Agreement, Buyer deposited $[*] (the “Deposit”) with Funds Escrow Agent pursuant to the Funds Escrow Agreement. The Deposit will be held and applied in accordance with the following: Thirty percent (30%) of the Deposit shall be applied to the Purchase Price for each Aircraft and the remaining ten percent (10%) shall be applied to the Purchase Price for the Spare Engine.

5.3
Payments at Closing. At least two (2) Business Days prior to the relevant Delivery Date for each Item of Equipment, the parties shall establish a document escrow pursuant to a Document Escrow Letter substantially in the form of Schedule 9 attached hereto. At least one (1) Business Day prior to the relevant Delivery Date for each Item of Equipment, (i)

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Buyer shall deposit with the Funds Escrow Agent the Purchase Price for that Item (less the portion of the Deposit to be applied to the Purchase Price for that Item); and (ii) Buyer and Seller, shall deposit with the Document Escrow Agent the documents required to be placed into escrow by them under the Document Escrow Letter. The Funds Escrow Agent shall promptly notify Seller when all funds have been deposited into the escrow account and will disburse such funds as provided in the Funds Escrow Agreement. Similarly, the Document Escrow Agent shall promptly notify Buyer and Seller when all documents have been deposited with the Document Escrow Agent and will distribute such documents as provided in the Document Escrow Letter.

5.4
Taxes. Buyer agrees to pay all taxes associated with this transaction, including sales/use taxes, excise taxes, value added taxes, transfer taxes or any other similar taxes (excluding taxes imposed upon the net or gross income of Seller) that are imposed upon Buyer. Seller shall be liable for all taxes imposed upon the net or gross income of Seller, as well as any franchise taxes or personal property taxes (for the avoidance of doubt, “personal property taxes” do not include sales and use taxes). In the event that either Buyer or Seller fails to pay the taxes specified above and such tax is levied upon, assessed against, collected from or otherwise imposed upon the other party, the party responsible for such taxes shall immediately indemnify, protect, defend and hold harmless the other party from and against all such indemnified taxes, including any interest or penalties associated with such taxes. Seller and Buyer will cooperate in seeking to minimize the tax liability associated with the transaction.

5.5	Time of the Essence. Time is of the essence for payments due under this Agreement.

6	INSPECTION
Buyer will be entitled to reasonably inspect each Item of Equipment and the Technical Documents associated therewith in order to verify that the condition of the Item and its Technical Documents complies with the Delivery Condition. Such inspection shall occur pursuant to a schedule mutually and reasonably agreed upon by Buyer and Seller prior to the Delivery of the relevant Item. Seller shall promptly correct or have corrected any discrepancies from the Delivery Condition which are observed during such inspection and are communicated in writing and reasonably agreed upon by both Buyer and Seller prior to Delivery. Seller will participate in the performance of such inspection by Buyer. Seller and Buyer may agree in writing that any discrepancies from the Delivery Condition which are not corrected prior to Delivery of an Item of Equipment to Buyer, may be corrected by Buyer or its designee, and Seller shall reimburse Buyer or its designee for all costs and expenses actually incurred in connection therewith (and without mark-up).

7	DELIVERY

7.1
Delivery. On the Delivery Date for each Item of Equipment, and subject to satisfaction (or waiver by Seller) of the Seller Conditions Precedent, Seller shall execute and deliver the Bill(s) of Sale for that Item, and transfer of legal and beneficial title to that Item shall be effected on its Delivery Date by the delivery of the Warranty Bill of Sale for that Item to Buyer. Simultaneously with delivery of the Warranty Bill of Sale for an Item of Equipment,

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any and all of Seller’s legal and beneficial title to and interest in the related Technical Documents shall pass from Seller to Buyer. The Bill(s) of Sale for each item of Equipment shall be delivered to Buyer while that item is at its Delivery Location.

7.2
Delivery Date. The Delivery Date for each Item of Equipment, on which Delivery of that Item occurs, shall be as follows, provided that, in each case, Buyer has been afforded a reasonable opportunity to inspect the Item in accordance with Section 6 prior to such Delivery Date:

(a)    For Aircraft N151GX/24451: on the earliest practicable date after Buyer and Seller enter into this Agreement, it being understood that Buyer and Seller shall cooperate with each other and make commercially reasonable efforts to achieve the Delivery of such Aircraft on or before December 31, 2012;
(b)    For Aircraft N259CA/26152 and Aircraft N763CA/26154: on the earliest practicable date after The Boeing Company has delivered the FAA-approved Master Change Number 0310MK5547 concerning the weight upgrades for each such Aircraft as set forth in Schedule 8, provided that in no event shall the Delivery Date for either such Aircraft be prior to January 2, 2013;
(c)    For the Spare Engine: contemporaneous with the delivery of the first Aircraft; and
(d)    For the Ancillary Equipment: mutually agreeable dates consistent with the delivery schedule for the Aircraft.

7.3
Tender and Acceptance of Delivery. On the Delivery Date for each Item of Equipment, Seller shall tender that Item for Delivery, and Buyer shall accept delivery of that Item by executing and delivering an Acceptance Certificate for it.

7.4	Removal of Technical Documents. Immediately after Delivery of each Item of Equipment, Buyer will remove the Technical Documents for that Item from Seller’s premises.

8	CONDITION OF EQUIPMENT

8.1	Seller’s Disclaimers.
(a)    The Equipment, and each part of it and each interest in it, are being sold and delivered to Buyer “as is” and “where is”, without any representation, guarantee, or warranty of Seller, express or implied, of any kind, arising by law or otherwise, except to the extent provided by Seller in Schedule 4 and the Warranty Bills of Sale.
(b)    Except to the extent provided by Seller in Schedule 4 and the Warranty Bills of Sale, Buyer unconditionally agrees that, as between Buyer and Seller, the Equipment (and each part of it and each interest in it) and the Technical Documents are to be sold and purchased in an as is, where is condition on the relevant Delivery Date, and no term, condition, warranty, representation, or covenant of any kind has been accepted, made, or is given by Seller or any of its officers, employees, or agents

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in respect of the airworthiness, value, satisfactory quality, durability, date processing, condition, design, operation, description, merchantability, or fitness for use or purpose of the Equipment or any part thereof or interest therein, as to the absence of latent, inherent, or other defects (whether or not discoverable), as to the completeness or condition of the Technical Documents, or as to the absence of any infringement of any patent, copyright, design, or other proprietary rights; and all conditions, warranties, and representations in relation to any of those matters, expressed or implied, statutory or otherwise, are expressly excluded, and Buyer hereby waives any and all rights and remedies it may have or have had against Seller arising therefrom whether arising in contract or in tort out of any negligence or strict liability of Seller or otherwise, including rights and remedies for loss of use, revenue, and profit, or other indirect, incidental, special, or consequential damages.

8.2
Assignment of Warranties. Effective upon Delivery of each Item of Equipment, Seller assigns, to the extent assignable, all existing assignable warranties, service life policies, and patent indemnities of manufacturers and maintenance and overhaul agencies with respect to that Item, which assignment shall be evidenced by the related Warranty Bill of Sale. Without limitation, Seller will assign, or caused to be assigned, to Buyer (i) the Conversion Contract, but only with respect to the Aircraft, (ii) the right to use (on a non-exclusive basis) the “combi” conversion STC, the other Material STCs and the Master Change associated with the Aircraft, and (iii) any and all assignable warranties, royalties and other rights associated with the modification of the Aircraft into a “combi” configuration; provided that Seller shall retain for itself, and its successors and assigns, all such rights as they relate to Seller’s other aircraft which are subject to the Conversion Contract or otherwise, including the right to utilize the “combi” conversion STC and any other STCs.

8.3
Acceptance Certificate. Buyer’s delivery of an Acceptance Certificate for an Item of Equipment shall be conclusive proof, as between Buyer and Seller, that Buyer agrees that such Item and each part of it and interest in it, and all related Technical Documents, have been accepted by Buyer for the purposes of this Agreement.

8.4
Seller’s Undertakings as to Maintenance Providers. Seller warrants that, on or before the Delivery Date for each Item of Equipment, it shall pay Pemco and any other service providers, suppliers, or vendors in full for all services performed, materials, parts, or equipment provided, and other amounts due or anticipated to become due under the Conversation Contract or otherwise related to the modification and maintenance of such Item. Seller covenants and warrants that (i) it will not agree to terminate, or take any actions which are likely to result in the termination of, the Conversion Contract during the Relevant Period as such term is defined therein; (ii) it has not and shall not agree to amend or modify the provisions contained in Section 32 of the Conversion Contract or any other provisions contained in the Conversion Contract that could reasonably be expected to have a deleterious effect on the provisions contained in Section 32 thereof, and has not entered into and shall not enter into any agreements, and has not taken or agreed to take any actions, that could reasonably be expected to have a deleterious effect on the respective rights of Seller or NACH, or of Pemco (or the successful bidder(s) under the bankruptcy proceedings), under the provisions contained in Section 32 of the Conversion Contract, in each case, without the prior written consent of Buyer; and (iii) Seller shall not default under the Conversion

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Contract.

9	INDEMNITIES; DEFENSE OF CLAIMS

9.1	General Indemnity
(a)    Buyer will be responsible for and shall indemnify, defend, and hold harmless each Seller Indemnitee, on an after-tax basis, from and against any and all Claims: (1) with respect to each Item of Equipment, which arise on or after the time that title to that Item passes to Buyer (including Claims relating to or arising from any component, equipment, or part installed on that Item, or any of the related Technical Documents), and which directly or indirectly arise in any manner out of or in connection with (aa) the ownership by Buyer or by any third Person of that Item, or (bb) the use, possession, dispossession, re-possession, control, operation, location, landing, departure, condition, acceptance, rejection, delivery, non‑delivery, re‑delivery, registration, de‑registration, re‑registration, sale, leasing, wet leasing, chartering, subleasing, importation, exportation, transfer of title, other disposition of title, abandonment storage, maintenance, service, repair, overhaul, testing, design, modification, dismantling, disassembly or re‑assembly of that Item, even if any of the foregoing arise from Buyer’s or its transferee’s use of Seller’s maintenance program; or (2) which directly or indirectly arise in any manner out of or in connection with a Buyer event of default under this Agreement; or (3) arising from or related to any breach of any representation, warranty, or covenant made by Buyer under this Agreement. The foregoing indemnity shall apply to all Claims, regardless of whether any such Claim arises in tort (including strict liability); provided that this § 9.1(a) shall not extend to any liability arising from (x) any Seller Indemnitee’s fraud, gross negligence, or willful misconduct, or (y) the breach by any Seller Indemnitee of any representation or warranty in this Agreement or any other documents delivered by such Seller Indemnitee to Buyer; provided further that Buyer’s indemnity obligations set forth in this section shall not apply to any Tax, whether or not indemnity is provided in § 5.4(b).
(b)    Seller will be responsible for and shall indemnify, defend, and hold harmless each Buyer Indemnitee, on an after-tax basis, from and against any and all Claims: (1) with respect to each Item of Equipment, which arise before the time that title to that Item passes to Buyer (including Claims relating to or arising from any component, equipment, or part installed on that Item, or any of the related Technical Documents), and which directly or indirectly arise in any manner out of or in connection with (aa) the ownership by Seller or by any third Person of that Item, or (bb) the use, possession, dispossession, re-possession, control, operation, location, landing, departure, condition, acceptance, rejection, delivery, non‑delivery, re‑delivery, registration, de‑registration, re‑registration, sale, leasing, wet leasing, chartering, subleasing, importation, exportation, transfer of title, other disposition of title, abandonment storage, maintenance, service, repair, overhaul, testing, design,

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modification, dismantling, disassembly or re‑assembly of that Item by Seller or by any third Person; or (2) which directly or indirectly arise in any manner out of or in connection with a Seller event of default under this Agreement or (3) arising from or related to any breach of any representation, warranty, or covenant made by Seller under this Agreement. The foregoing indemnity shall apply to all Claims, regardless of whether any such Claim arises in tort (including strict liability); provided that this § 9.1(b) shall not extend to any liability arising from (1) any Buyer Indemnitee’s fraud, gross negligence, or willful misconduct, or (2) the breach by any Buyer Indemnitee of any representation or warranty in this Agreement or any other documents delivered by such Buyer Indemnitee to Seller.
(c)    If any Claim is made against a Seller Indemnitee or a Buyer Indemnitee, upon receiving notice of such Claim, such Seller Indemnitee or Buyer Indemnitee will promptly notify Buyer or Seller, respectively; provided that any failure by the indemnified party so to notify the indemnifying party shall not relieve the indemnifying party of its obligations to indemnify hereunder except to the extent that the indemnifying party is materially prejudiced by such failure. The indemnifying party may, and if within a reasonable time requested in writing by an indemnified party to do so shall, at the indemnifying party’s expense, resist and defend the action, suit, or proceeding relating to any Claim, or cause it to be resisted and defended by counsel designated by the indemnifying party (which counsel shall be reasonably satisfactory to the indemnified party), and the indemnified party shall furnish to the indemnifying party such information relating to the conduct or status of such defense as the indemnifying party or its counsel from time to time reasonably requests. If the indemnifying party does not resist or defend such action, suit, or proceeding as provided for in the proceeding sentence, then, unless the indemnifying party has paid the Claim that is the subject of such action, suit, or proceeding, the indemnified party may elect to resist or defend such action, suit, or proceeding with counsel designated by the indemnified party at the indemnifying party’s cost (for reasonable expenses and legal fees).

9.2	Survival. The obligations of the parties under this § 9 will survive the consummation, completion, or termination (or any combination of any thereof) of this Agreement.

10	FURTHER PROVISIONS

10.1
Benefit of Agreement. Neither party shall assign or transfer all or any of its rights or obligations under this Agreement without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed).

10.2
Further Assurances. Each party agrees from time to time, to do and perform such other and further acts and execute and deliver any and all such other instruments and documents as may be required by law or reasonably requested by the other party (and at the expense of the other party) to establish, maintain and protect the rights and remedies of the parties and to carry out and effect the intent and purpose of this Agreement.

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10.3	[Reserved.]

10.4
Waivers. Each party’s rights (whether arising under this Agreement or the general law) shall not be capable of being waived or varied otherwise than by an express waiver or variation in writing; and in particular any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right; any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right; and no act or course of conduct or negotiation on the part of either party or on its behalf shall in any way preclude it from exercising any such right or constitute a suspension or any variation of any such right.

10.5	Variation. The provisions of this Agreement shall not be varied otherwise than by an instrument in writing executed by both parties.

10.6
Notices. Any notice or other communication under or in connection with this Agreement shall be in writing, and shall be effective when delivered personally, by fax, by email, or by internationally-recognized express courier service, to the address given below (or such other address as the recipient shall have notified to the sender in writing):

if to Buyer:	Cargo Aircraft Management, Inc. 145 Hunter Drive Wilmington, OH 45177 Attention: W. Joseph Payne Fax: 937-382-2452

with a copy to

Email:    joe.payne@atsginc.com
Attention:    W. Joseph Payne

if to Seller:	National Air Cargo Group, Inc. (d.b.a. National Airlines) 835 Willow Run Airport Ypsilanti, Michigan 48198 Attention: President Fax: 734-484-4740
with a copy to
Email:    gjoerger@nationalaircargo.com
Attention:    Glen Joerger
Email:    Nationalcontracts@nationalaircargo.com
Attention:     Contracts

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10.7
Invalidity of any Provision. If any of the provisions of this Agreement becomes invalid, illegal, or unenforceable in any respect under any Law, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

10.8
Entire Agreement. This Agreement (including the attached Schedules) and the other Transaction Documents constitute the entire agreement between Buyer and Seller in relation to the sale and purchase of the Equipment and Technical Documents, and supersede all previous proposals, agreements, and other written and oral communications in relation thereto.

10.9
Costs and Expenses. Each party shall bear its own fees, costs, and expenses in connection with the preparation, negotiation, and completion of the Transaction Documents and performance of the transactions contemplated hereby, except as otherwise expressly provided herein. With respect to the Aircraft and unless the parties shall otherwise agree in order to facilitate expedience and efficiency, Seller will be responsible for the costs incurred in satisfying the Delivery Condition, including pursuant to the Conversion Contract, the Boeing Contract and for any other services performed or materials provided by vendors. Seller shall not be responsible for arranging, or the costs incurred for, the stripping or painting of any of the Aircraft. The parties shall share equally the fees of Daugherty, Fowler, Peregrin, Haught & Jenson for Oklahoma City FAA / IR work and work as document escrow agent, and shall equally share the fees of Funds Escrow Agent. Buyer shall be responsible for any data hosting and technical support fees charged by Boeing; provided that, in the first year only, Seller will contribute $[*] per Aircraft for such fees. Seller will provide assistance in working with Pemco and Boeing in order to minimize any such expenses. Seller shall assign (or to the extent it cannot assign, provide a back-to-back indemnity for) the indemnification obligation of AerCo Ireland Limited with respect to Engine 30853.

10.10
Confidentiality. This Agreement, including the Purchase Prices and all other terms and conditions herein, shall be kept strictly confidential by the parties, and shall not be disclosed to any third party (except, on a need to know basis, to its affiliates, legal counsel, accountants, and, in the case of Seller, its equity holders, investors and lenders) without the prior written consent of the other party unless such disclosure is required by any Law, or by any Government Entity, in which event the party under the obligation to make such disclosure shall notify the other parties hereto as soon as reasonably possible prior to such disclosure.

10.11
Counterparts. This Agreement may be executed in any number of separate counterparts, and each fully-executed counterpart shall be an original document, but all counterparts shall together constitute one and the same instrument.

11	GOVERNING LAW AND JURISDICTION

11.1	Governing Law. This Agreement is being delivered in the state of New York, and in all respects shall be governed by, and construed in accordance with, the laws of the state of New York.

11.2	Submission. The federal and state courts in the city and county of New York, NY (Manhattan) shall have non-exclusive jurisdiction to settle any disputes arising out of or relating to this Agreement.

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11.3	Waivers. Each of the parties hereto:
(a)    waives to the fullest extent permitted by law any objection which it may now or hereafter have to the courts referred to in § 11.2 on grounds of inconvenient forum or otherwise as regards proceedings in connection with this Agreement;
(b)    waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of venue of any suit, action, or proceeding arising out of or relating to this Agreement brought in the courts referred to in § 11.2; and
(c)    agrees that (subject to permitted appeals) a judgment or order of any court referred to in § 11.2 in connection with this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

12	INSURANCE
Effective upon Delivery of each Aircraft and the Spare Engine, and for two years thereafter, Buyer will maintain, with respect to that Aircraft or Spare Engine, comprehensive aviation liability insurance (including aviation liability, third party bodily and property damage insurance, and war risk and allied perils coverage) with insurers (or reinsurers) of internationally-recognized responsibility, for an amount not less than $1 billion per occurrence. The liability insurance shall be endorsed so that: (a) it names Seller, its affiliates, and the officers, directors, members, managers, agents, employees, and representatives of the foregoing, as additional insureds (“Additional Insureds”); (b) it provides that all of the provisions thereof, except the limits of liability, operate in the same manner as if there were a separate policy covering each insured; (c) it waives any right of subrogation of the insurers against each of the Additional Insureds; (d) it is primary without any right of contribution from any other insurance carried by any Additional Insured; (e) it waives any right of the insurers to set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of any Additional Insured; (f) the coverage afforded to each Additional Insured by the policy shall not be invalidated by any act or omission (including misrepresentation and non-disclosure) of any other person or party which results in a breach of any term, condition or warranty of the policy; and (g) it provides that the insurers will give 30 days’ prior written notice in the event of cancellation, termination, or material alteration in such coverage (or such shorter period as generally applies in the international commercial airline insurance marketplace with respect to non-payment of a premium or war-risk coverage). The insurance required by this § 12 may be subject to any limits prevailing at the time in the aviation insurance marketplace (for example, on the date of this Agreement, AVN 67B). Buyer will furnish to Seller, on the Delivery Date (and promptly after any subsequent renewal of the required insurance), one or more broker’s certificates certifying that the required insurance is in full force and effect.

13	COVENANT NOT TO COMPETE
As a specifically-bargained-for inducement for Buyer to buy the Aircraft and Spare Engine, Seller shall not (and shall cause its affiliates not to) directly or indirectly compete with Buyer or its affiliates for [*]. In the event that Seller sells, leases or otherwise conveys an aircraft

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meeting the description contained in this provision to a third party, or otherwise permits such an aircraft (under Seller’s care, custody or control) to be operated by a third party during the period specified in this provision, Seller shall cause such third party to agree in writing to be bound by the provisions contained herein to the same extent as Seller and, further, shall cause such third party to agree in writing that it shall likewise cause any subsequent owner or operator of such aircraft to agree in writing to be bound by such provisions during such period. This provision will not limit the ability of Seller or its affiliates to [*]. If this provision is determined to be unenforceable by reason of its extent, duration, scope, or otherwise, then the parties contemplate that the court making such determination shall reduce such extent, duration, scope, or other provision and enforce them in their reduced form for all purposes contemplated in the Transaction Documentation.

[Signatures Appear on Following Page]

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IN WITNESS WHEREOF, Buyer and Seller have executed this Purchase and Sale Agreement.

CARGO AIRCRAFT MANAGEMENT, INC. (Buyer)

By: /s/ W. Joseph Payne
Name: W. Joseph Payne
Title: Vice President

NATIONAL AIR CARGO GROUP, INC. (Seller)

By: /s/ Glen Joerger
Name: Glen Joerger
Title: President

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SCHEDULE 1

EQUIPMENT DESCRIPTION

One Boeing model 757-200 aircraft bearing manufacturer's serial number 24451 and U.S. FAA registration mark N151GX, including two Rolls-Royce model RB211-535E4 engines, bearing manufacturer’s serial numbers 30855 and 30856, including one Auxiliary Power Unit (“APU”) bearing manufacturer’s serial number P-1179, including all appliances, components, parts, instruments, appurtenances, accessories, furnishings, modules, and other equipment of any nature incorporated in, installed on, or attached to such aircraft.

One Boeing model 757-200 aircraft bearing manufacturer's serial number 26152 and U.S. FAA registration mark N259CA, including two Rolls-Royce model RB211-535E4 engines, bearing manufacturer’s serial numbers 30848 and 30853, including one APU bearing manufacturer’s serial number P-1871, including all appliances, components, parts, instruments, appurtenances, accessories, furnishings, modules, and other equipment of any nature incorporated in, installed on, or attached to such aircraft.

One Boeing model 757-200 aircraft bearing manufacturer's serial number 26154 and U.S. FAA registration mark N763CA, including two Rolls-Royce model RB211-535E4 engines, bearing manufacturer’s serial numbers 30845 and 30913, including one APU bearing manufacturer’s serial number P-1865, including all appliances, components, parts, instruments, appurtenances, accessories, furnishings, modules, and other equipment of any nature incorporated in, installed on, or attached to such aircraft.

One Rolls-Royce model RB211-535E4 bare engine (excluding QEC), bearing manufacturer’s serial number 30594, including all appliances, components, parts, instruments, appurtenances, accessories, furnishings, modules, and other equipment of any nature incorporated in, installed on, or attached to such engine, including an appropriate engine cradle/shipping stand for such engine (collectively, the “Spare Engine”).

The equipment listed on the following two pages (the “Ancillary Equipment”):

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Ancillary Equipment List

Interior Components 11.29.2012

Item	Quantity	Part Number	Decscription	Unit Cost	Extended Cost	Current Location

1	1		G1 Galley (Lifeport)	$[*]	$[*]	Oscoda, MI
2	1		G4 Galley (Lifeport)	$[*]	$[*]	Lifeport
3	4		Galley - Small Convection Oven	$[*]	$[*]	1-each Oscoda, 3-each Lifeport
4	1		G4 Galley - Large Refrigerator	$[*]	$[*]	Enflite, warranty repair
5	1		G1 Galley - Small Refrigerator	$[*]	$[*]	Oscoda, MI
6	3		Coffee Makers	$[*]	$[*]	2-each Lifeport, 1-each Enflite (warranty)
7	46		Leather 5150 Seats With Leather Covers	$[*]	$[*]	46-each In storage
8	46		In Seat IFE Controllers	$[*]	$[*]	46-each installed on seats in storage
				Interior Components Extended Cost	$[*]

Avionics

Item	Quantity	Part Number	Decscription	Unit Cost	Extended Cost	Current Location
1	1	G7400-227	VHF Comm Control	$[*]	$[*]	YIP Bay 2 cage
2	1	9D-05522-15	IS&S Display Control	$[*]	$[*]	YIP Bay 2 cage
3	1	9D-80431-5	IS&S Display	$[*]	$[*]	YIP Bay 2 cage
4	1	9D-80431-5	IS&S Display	$[*]	$[*]	YIP Bay 2 cage
5	1	9D-80431-5	IS&S Display	$[*]	$[*]	YIP Bay 2 cage
6	1	9K-00763-5	IS&S Installation Kit	$[*]	$[*]	YIP Bay 2 cage
7	1	9B-84032-5	IS&S Data Concentrator	$[*]	$[*]	YIP Bay 2 cage
8	1	9B-84032-5	IS&S Data Concentrator	$[*]	$[*]	YIP Bay 2 cage
				Avionics Components Extended Cost	$[*]

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Grand Total Ancillary Equipment	$[*]

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SCHEDULE 2

DEFINITIONS
Acceptance Certificate: a certificate of acceptance of Delivery for an Item of Equipment, substantially in the form of Schedule 6.
Aircraft: each of the aircraft described in Schedule 1, including the related Engines and APU, or, if the context so requires, more than one of such aircraft.
Airframe: an Aircraft (excluding Engines), including all related Parts.
Ancillary Equipment: the equipment (other than the Aircraft and Spare Engine) described in Schedule 1.
Bills of Sale: the Warranty Bills of Sale and the FAA Bills of Sale.
Boeing Contract: means the Kit Proposal, dated September 21, 2012 between The Boeing Company and National Air Cargo Group, Inc.
Business Day: a day (other than a Saturday or Sunday) on which banks are open for business in New York, NY, and (if necessary for a Delivery) the FAA Aircraft Registry is open in Oklahoma City, OK.
Buyer: Cargo Aircraft Management, Inc.
Buyer Conditions Precedent: the conditions specified in Part B of Schedule 3.
Buyer Indemnitees: (1) Buyer, (2) Buyer’s subsidiaries and affiliates, and (3) the officers, employees, or agents of the entities described in clauses (1) and (2).
Claims: any and all claims, actions, suits, proceedings, judgments, liabilities, damages, losses, expenses or demands, including reasonable attorneys’ fees, costs, and expenses.
Conversion Contract: the May 22, 2010 Aircraft Modification Agreement between NACH and Pemco.
Delivery: the transfer of title to the pertinent Item of Equipment by Seller to Buyer under this Agreement.
Delivery Condition: the requirements of Schedule 7, and the following: (a) any Aircraft then being delivered shall have been modified to a “combi” configuration by Pemco in accordance with the Conversion Contract; (b) the Boeing Company shall have provided the FAA-approved weight upgrades for any such Aircraft in accordance with the Boeing Contract; and (c) the Technical Documents in Seller’s possession for the Item(s) of Equipment then being delivered shall (1) be as inspected by Buyer prior to Delivery, (2) include any additions to such records made after the conclusion of such inspection, (3) include any engineering or other data necessary to maintain any Aircraft then being delivered with the “combi” STC, any other Material STCs and the Master Change

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installed in accordance with Federal Aviation Regulations, and (4) satisfy the requirements for Buyer’s use of such Equipment under FAR Part 121. In the event of a dispute between Seller and Buyer regarding whether any Aircraft is in Delivery Condition, Seller and Buyer shall consult in good faith in an effort to resolve the matter, failing which the matter shall be resolved by an appropriate third-party mutually acceptable to the parties (such as The Boeing Company or Rolls-Royce Ltd.).
Delivery Date: the date (which shall be a Business Day) on which the Delivery of the pertinent Item of Equipment occurs.
Delivery Location: (a) for each Aircraft and the Spare Engine, Seller’s facility in Oscoda, Michigan, or such other location mutually and reasonably acceptable to both parties, and (b) for the Ancillary Equipment, Dothan, Alabama, Ypsilanti, Michigan, Oscoda, Michigan or Wilmington, Ohio.
Deposit: defined in § 4.2.
$ and Dollars: the lawful currency of the United States of America, and (in relation to all payments in dollars to be made under this Agreement) same-day funds.
Document Escrow Agent: Daugherty, Fowler, Peregrin, Haught & Jenson.
Document Escrow Letter: defined in § 5.3.
Engines: the engines specified in Schedule 1, including all related Parts.
Equipment: the three Aircraft, the Spare Engine, and the Ancillary Equipment.
Event of Loss: any of the following events with respect to an Item of Equipment: (1) the destruction or damage beyond economic repair of such Item or the rendition of such Item permanently unfit for normal use for any reason whatsoever, (2) any damage or other event that results in an insurance settlement with respect to such Item on the basis of a total loss or constructive or compromised total loss, (3)  the condemnation, confiscation, or requisition of title to such Item, or (4) the loss, theft, or disappearance of such Item which is continuing on its Delivery Date, or, for any reason whatsoever, the confiscation or seizure of such Item.
FAA Bill of Sale: a bill of sale for an Aircraft on FAA form 8050-2.
Funds Escrow Agent: Union Bank of California, N.A.
Funds Escrow Agreement: the June 4, 2012 Funds Escrow Agreement among Buyer, Seller, and Funds Escrow Agent, as such Funds Escrow Agreement may be amended and restated from time to time.
Government Entity: (a) any national government, political subdivision thereof, or local jurisdiction therein; (b) any instrumentality, board, commission, court, or agency of any of the above, however constituted; and (c) any association, organization, or institution of which any of the above is a member or to whose jurisdiction any thereof is subject or in whose activities any of the above is a participant.

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Item or Item of Equipment: an Aircraft, the Spare Engine, or an item of Ancillary Equipment listed on Schedule 1.
Law: (a) any statute, decree, constitution, regulation, order, judgment, or other directive of any Government Entity; (b) any treaty, pact, compact, or other agreement by which any Government Entity is bound; (c) any judicial or administrative interpretation or application of any Law described in clause (a) or (b) of this definition; and (d) any amendment or revision of any Law described in clause (a), (b), or (c).
Lien: any encumbrance or security interest however and whenever created or arising, including any mortgage, charge, pledge, lien, encumbrance, assignment, hypothecation, or any other agreement or arrangement conferring security.
Master Change: the FAA-approved retrofit master change, number 0310MK5547, entitled “Increase Maximum Takeoff Weight (MTOW), Maximum Taxi Weight (MTW), and Maximum Zero Fuel Weight (MZFW), provided by The Boeing Company for the Aircraft pursuant to the Boeing Contract.
Material STCs: the STCs identified in Schedule 8.
NACH: National Air Cargo Holdings, Inc.
Part: any part or component (other than a complete Engine) furnished with an Item of Equipment on its Delivery Date, whether or not installed on the Item.
Pemco: Pemco World Air Services, Inc.
Pemco Bankruptcy Proceedings: bankruptcy proceedings concerning Pemco in the United States Bankruptcy Court for the District of Delaware, Case No. 12-10799 (MFW).
Person: any individual person, corporation, partnership, firm, joint stock company, joint venture, trust, estate, unincorporated organization, association, limited liability company or partnership, Government Entity, or organization or association of which any of the above is a member or a participant.
Purchase Price: defined in § 5.1.
Seller: National Air Cargo Group, Inc.
Seller Conditions Precedent: the conditions specified in Part A of Schedule 3.
Seller Indemnitees: (1) Seller, (2) Seller’s subsidiaries and affiliates, and (3) the officers, employees, and agents of the entities described in clauses (1) and (2).
Spare Engine: the engine specified as a “Spare Engine” in Schedule 1, including all related Parts.
STC: a Supplemental Type Certificate.

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Taxes: any and all present and future taxes, duties, withholdings, levies, assessments, imposts, fees, and other governmental charges of all kinds (including any value added or similar tax and any stamp, documentary, registration, or similar tax), together with any penalties, fines, surcharges, and interest thereon and any additions thereto.
Technical Documents: the operating and maintenance records specifically relating to any Item of Equipment.
Transaction Documents: this Agreement, the Funds Escrow Agreement, the Document Escrow Letters, the Bills of Sale, the Acceptance Certificates, and any agreement amending or supplementing any of the foregoing documents.
Warranty Bill of Sale: a bill of sale for an Item of Equipment, substantially in the form of Schedule 5.

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SCHEDULE 3

CONDITIONS PRECEDENT
PART A ‑ SELLER CONDITIONS PRECEDENT

1	Seller has received the Acceptance Certificate for the relevant Item of Equipment, duly executed by Buyer.

2	Buyer has deposited with Funds Escrow Agent the Purchase Price for the relevant Item of Equipment, less the portion of the Deposit that is to be applied to the Purchase Price for such Item.

3	Buyer’s representations and warranties in Part B of Schedule 4 are true and accurate in all material respects on the relevant Delivery Date.

4	Buyer has deposited with the Document Escrow Agent certificates and brokers letters of undertaking evidencing the insurance required by § 12 for the relevant Item of Equipment.

5	The relevant Item of Equipment has not suffered an Event of Loss.

6	Buyer has provided Seller with a sales tax exemption certificate for the relevant Item of Equipment.

PART B ‑ BUYER CONDITIONS PRECEDENT

1	Seller has deposited with the Document Escrow Agent the Warranty Bill of Sale for the relevant Item of Equipment, duly executed by Seller.

2	The relevant Item of Equipment shall in all material respects conform to its description in Schedule 1 hereof.

3	The relevant Item of Equipment has not suffered an Event of Loss.

4	Seller’s representations and warranties in Part A of Schedule 4 are true and accurate in all material respects on the relevant Delivery Date.

5	No Liens appear of record against the relevant Item of Equipment at the FAA Aircraft Registry or at any other relevant registry.

6	As to any Aircraft then being delivered, Seller has deposited an original executed FAA Bill of Sale with the Document Escrow Agent showing Buyer as the owner of that Aircraft.

7	The Item of Equipment then being delivered is in Delivery Condition.

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8
As to any Aircraft then being delivered, NACH has assigned to Buyer the Conversion Contract for that Aircraft by means of an assignment agreement, the form and content of which are reasonably acceptable to Buyer, and an original fully executed counterpart of such assignment agreement has been deposited with the Document Escrow Agent.

9
(a) Pemco (or the successful bidder(s) under the Pemco Bankruptcy Proceedings) has assumed the Conversion Contract in the Pemco Bankruptcy Proceedings; and (b) the non-debtor parties to any agreements with Pemco involving the conversion or maintenance of the Aircraft do not object to the assumption and assignment of the agreements by Pemco (or the successful bidder(s) under the Pemco Bankruptcy Proceedings) or, alternatively, any such objections are resolved to the satisfaction of Buyer. Buyer and Seller shall reasonably cooperate with each other in determining the status of the matters contained in this Section 9.

10
With respect to any Aircraft then being delivered, Pemco (or the successful bidder(s) under the Pemco Bankruptcy Proceedings), (a) (1) consent(s) to the assignment to Buyer of the Conversion Contract, (2) agrees that Pemco’s obligations to Seller contained in Section 32(ii) of the Conversion Contract shall also extend to Buyer with respect to business opportunities being pursued by Buyer with the U.S. Department of Defense, (3) confirms that the Conversion Contract is in full force and effect, (4) confirms that it has been paid in full respecting all services performed or amounts due or anticipated to become due under the Conversion Contract with respect to that Aircraft, (5) confirms that NACH is not in default of the Conversion Contract with respect to that Aircraft, and (6) confirms that the terms and conditions of the Conversion Contract have not been restricted or limited in any way as a result of the Pemco Bankruptcy Proceedings; and (b) consents to the assignment to Buyer of all assignable warranties, royalties, and other rights contained in any other agreements between Pemco and non-debtor parties concerning the conversion or maintenance of that Aircraft. The consents and confirmations described in this paragraph shall be in a signed writing and the form and content thereof shall be subject to the reasonable approval of Buyer, and Buyer has received a fully executed original counterpart of such consents and confirmations.

11	Seller has transferred, or caused to be transferred, to Buyer or its affiliate, that certain STC Number ST01920LA (Conversion of B757-200 Passenger to Freighter/Combi).

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SCHEDULE 4

REPRESENTATIONS AND WARRANTIES
PART A – SELLER’S REPRESENTATIONS AND WARRANTIES
Seller represents and warrants to Buyer that the following statements are true and accurate:

(a)
Seller is a corporation duly organized, validly existing and in good standing under the laws of Michigan, and has the requisite power to enter into and implement the transactions contemplated by the Transaction Documents to which it is a party.

(b)	Seller’s execution, delivery, and performance of the Transaction Documents to which it is a party have been duly authorized by all necessary action on its part.

(c)	The Transaction Documents to which it is a party constitute legal, valid, and binding obligations of Seller.

(d)
At Delivery of each Item of Equipment in accordance with this Agreement, and upon the release by Document Escrow Agent of the Bills of Sale to Buyer, Seller shall convey to Buyer good title to each Item of Equipment, free and clear of any and all Liens.

(e)
The execution, delivery and performance by Seller of this Agreement do not contravene the provisions of or constitute a default under any agreement or instrument to which Seller is a party or by which Seller or any of its properties may be bound or affected.

(f)
To the best of Seller’s knowledge, (i) the Items of Equipment do not infringe any patent, copyright, design, or other propriety rights, and (ii) there are no pending, threatened or unasserted claims that the Items of Equipment infringe any patent, copyright, design or other proprietary rights.

PART B - BUYER’S REPRESENTATIONS AND WARRANTIES
Buyer represents and warrants to Seller that the following statements are true and accurate:

(a)
Buyer is a corporation duly organized, validly existing and in good standing under the laws of Florida, and has the requisite power to enter into and implement the transactions contemplated by the Transaction Documents to which it is a party.

(b)	Buyer’s execution, delivery, and performance of the Transaction Documents to which it is a party have been duly authorized by all necessary action on its part.

(c)	The Transaction Documents to which it is a party constitute legal, valid, and binding obligations of Buyer.

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(d)
Buyer is not (and is not acting on behalf of or for the benefit of) (1) a “national” of any foreign country designated in Executive Order No. 8389 or of any “designated enemy country” as defined in Executive Order 9193 of the President of the United States, within the meaning of such Executive Orders or of any regulations, interpretations or rulings issued under them; (2) a “national” of any designated foreign country within the meaning of the Foreign Assets Control Regulations or the Cuban Assets Control Regulations of the United States Treasury Department, 31 Code of Federal Regulations, Subtitle B, Chapter V, or of any regulations, interpretations or rulings issued under them; and (3) an “Iranian Entity” within the meaning of the Iranian Assets Control Regulations of the United States Treasury Department, 31 Code of Federal Regulations, Subtitle B, Chapter V.

(e)
The execution, delivery and performance by Buyer of this Agreement do not contravene the provisions of or constitute a default under any agreement or instrument to which Buyer is a party or by which Buyer or any of its properties may be bound or affected.

(f)	Buyer is a “citizen of the United States” (as defined in 49 U.S. Code § 40102(a)(15).

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SCHEDULE 5

BILL OF SALE

For good and valuable consideration, the receipt and sufficiency of which Seller hereby acknowledges, National Air Cargo Group, Inc. (“Seller”), hereby sells, delivers, and sets over to Cargo Aircraft Management, Inc. (“Buyer”), good [and marketable] title in and to the following:
[One Boeing model 757-200 aircraft bearing manufacturer's serial number _____ and U.S. FAA registration mark N_____, including two Rolls-Royce model RB211-535E4 engines, bearing manufacturer’s serial numbers _____ and _____, including all appliances, components, parts, instruments, appurtenances, accessories, furnishings, modules, and other equipment of any nature incorporated in, installed on, or attached to such aircraft (collectively, the “Aircraft”).]

[One Rolls-Royce model RB211-535E4 bare engine (excluding QEC), bearing manufacturer’s serial number 30594, including all appliances, components, parts, instruments, appurtenances, accessories, furnishings, modules, and other equipment of any nature incorporated in, installed on, or attached to such engine (collectively, the “Spare Engine”).]

[The equipment listed on the attached schedule (collectively, the “Ancillary Equipment”).]

and good title to the related Technical Documents (as defined in the December __, 2012 Purchase and Sale Agreement (the “Agreement”) between Buyer and Seller).
The interest of the Seller in said [Aircraft] [Spare Engine] [Ancillary Equipment], and the interest transferred by this Bill of Sale, is that of absolute ownership.
The [Aircraft] [Spare Engine] [Ancillary Equipment] and such Technical Documents are sold in an “as is, where is” condition and without recourse or warranty whatsoever, other than the warranty given by Seller in the following paragraph.
Seller hereby warrants to Buyer, and to Buyer’s successors and assigns, that Seller conveys to Buyer the [Aircraft] [Spare Engine] [Ancillary Equipment] and such Technical Documents with full title guarantee, free and clear of any Liens (as defined in the Agreement) and that it will warrant and defend such title forever against all claims and demands whatsoever.

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This Bill of Sale shall be governed by the laws of the state of New York, U.S.A.

________ __, 2012

NATIONAL AIR CARGO GROUP, INC.

By:
Name:
Title:

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SCHEDULE 6

ACCEPTANCE CERTIFICATE
This Acceptance Certificate relates to [one Boeing model 757-200 aircraft bearing manufacturer's serial number _____ and U.S. FAA registration mark N_____, including two Rolls-Royce model RB211-535E4 engines, bearing manufacturer’s serial numbers _____ and _____, including all appliances, components, parts, instruments, appurtenances, accessories, furnishings, modules, and other equipment of any nature incorporated in, installed on, or attached to such aircraft (collectively, the “Aircraft”).] [one Rolls-Royce model RB211-535E4 bare engine (excluding QEC), bearing manufacturer’s serial number 30594, including all appliances, components, parts, instruments, appurtenances, accessories, furnishings, modules, and other equipment of any nature incorporated in, installed on, or attached to such engine (collectively, the “Spare Engine”).] [the equipment listed on the attached schedule (collectively, the “Ancillary Equipment”).]
Cargo Aircraft Management, Inc. (“Buyer”) hereby certifies that, pursuant to the December __, 2012 Purchase and Sale Agreement (the “Agreement”) between National Air Cargo Group, Inc. (“Seller”) and Buyer:

•	the [Aircraft] [Spare Engine] [Ancillary Equipment] and related Technical Documents are acceptable to Buyer in all respects for the purposes of the Agreement.

•	Buyer accepted delivery of the [Aircraft] [Spare Engine] [Ancillary Equipment] and related Technical Documents today at __:__ _.m. ________ time.

•
it has no rights or claims whatsoever against Seller in respect of the condition of the [Aircraft] [Spare Engine] [Ancillary Equipment] or related Technical Documents, or any other matters referred to in § 8 of the Agreement.

•	the location of the [Aircraft] [Spare Engine] [Ancillary Equipment] at Delivery is _______________________________.
______ __, 2012
CARGO AIRCRAFT MANAGEMENT, INC.
By:
Name:
Title:

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SCHEDULE 7

DELIVERY CONDITION
(a)    The Aircraft shall (i) be in flyable condition; (ii) be in compliance with the Boeing MPD (May 20, 2011 revision or later), MSG 3 Maintenance Program, as updated periodically in accordance with FAA requirements; (iii) be in compliance with and have a valid U.S. Certificate of Airworthiness; (iv) have a valid registration with the FAA, meet all FAR 121 requirements for “combi” aircraft, and be suitable for immediate operation under FAR Part 121 upon conformity by the applicable operator, without waiver, unless the benefit of such waiver is applicable to the Buyer; (v) have had terminating action, if applicable, accomplished on all outstanding Airworthiness Directives ("A.D.s") and affecting the Aircraft, its engines and APU as issued by the FAA requiring action within five hundred forty-eight (548) days of the Delivery Date for the Aircraft, with no repetitive inspections falling between C-checks (other than those inspections disclosed to Buyer prior to execution of the Transaction Documentation); (vi) Alternate Means of Compliance (AMOC) affecting the Aircraft, its engines and APU must be transferrable and reasonably acceptable to Buyer; (vii) be in compliance with Configuration, Maintenance and Procedures (CMP ETOPS 180), Document number D011N002, Rev K; (viii) have all instruments and call outs in U.S. standard configuration; (ix) be in accordance with the following weights: MTOW 255,000 lbs, MZFW 186,000 lbs and MLW 210,000 lbs; (x) have installed an ISS flat panel modification, Pegasus FMS system with DMCU, ACARS w/printer, ICG SATCOM, Dual HF’s and Cockpit Voice Recorder (CVR) AD upgrade to 120-minute record time; and (xi) be in accordance with the pertinent Aircraft Specifications attached to this Schedule.

(b)    General Conditions. Seller will provide Buyer or its agent unrestricted use of and/or reasonable access to Buyer’s maintenance program and Aircraft records and manuals reasonably prior to the Delivery Date in order to facilitate the Aircraft's integration into Buyer’s fleet. On the Delivery Date, Seller will deliver to Buyer all current and complete historical records required to be maintained for the Aircraft, its engines and APU, including documents, manuals, data, overhaul records, life limited part traceability to “Zero Time Since New”, log books, original delivery documents (if available), serviceable parts tags (to the extent available), FAA forms, modification records and inspection records, and including all of the Aircraft records and manuals pertaining to the Aircraft that are in Seller’s possession.

(c)    Condition of Airframe. The Airframe shall meet the conditions outlined below:

(i)    Any repairs or alterations or structural damage shall have been repaired to a permanent standard as per the SRM or, if the damage is outside the scope of the SRM, shall require FAA 8110-3 certification. Except those disclosed to Buyer prior to execution of the Transaction Documentation, all repairs of a temporary or interim nature, requiring repetitive inspection or further upgrading shall have been upgraded to permanent repair prior to delivery.

(ii)    All major repairs shall have proper documentation traceable to FAA approval. Reference to approval by SRM shall be shown to be proper and within the scope of the SRM approved repair. Buyer may re-inspect, or cause to be removed, those repairs where good technical reason exists to question the validity of reference to SRM approval. Buyer acknowledges that

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Those portions of this Agreement marked with an [*] have been omitted pursuant to a request for confidential treatment and have been filed separately with the SEC.

Category B repairs will be considered to be permanent repairs and also acknowledges that where all other repair documentation is acceptable, the concept of fleet leader can be used to set the re-inspection criteria for Category B repairs. In this respect, Seller shall make commercially-reasonable efforts to obtain records to maximize the reinspection interval for Category B repairs.

(iii)    With respect to major and minor alterations, Seller shall provide to Buyer a listing of all alterations made on the Aircraft reasonably prior to the Delivery Date. Buyer may request any additional data on all alterations where the Buyer questions the major/minor classification or method of FAA approval. A complete list of major alterations that require FAA approval shall be agreed between Buyer and Seller reasonably prior to the Delivery Date.

(iv)    Seller and Buyer shall consult in good faith in an effort to agree as to the propriety of the major and minor classification of repairs and alterations, failing which the matter shall be resolved by an appropriate third party mutually acceptable to Buyer and Seller.

(v)    The main and the nose landing gears shall be fresh from overhaul in accordance with the manufacturer's maintenance program; with traceability back to manufacturer's installation for all life limited components in the landing gears and all history to current times, cycles and calendar limitations.

(vi)    Except as shall have been disclosed by Seller to Buyer prior to execution of the Transaction Documentation, the Aircraft, its engines and APU shall have no open, deferred, continued or carry-over items to include no reduced inspection intervals, or placarded maintenance items or watch items or placarded log book items, and all other log book discrepancies shall be cleared.

(d)    Engines. The Aircraft’s installed engines and the Spare Engine shall have the number of engine flight hours and engine cycles remaining to the next scheduled removal as specified in the pertinent Aircraft Specifications attached to this Schedule and shall be eligible for 180-minutes ETOPS requirements. Further, each engine shall pass a complete video borescope inspection (performed by an independent qualified inspector acceptable to Buyer and Seller) based on the Boeing maintenance manual limits without an imposed reduced inspection interval, except for those engines bearing ESN 30845, 30848 and 30853, each of which has a 500 flight hour re-inspection interval and the engine bearing ESN 30913 which currently has a 250 to 350 flight hour re-inspection interval. Each engine shall successfully complete a replacement engine test run (utilizing Test Block 1 through 16) in accordance with the Boeing maintenance manual (Reference 71-00-00, Page Block 500, as amended from time to time). Each engine shall also have Engine Condition Monitoring (ECM) data for the last ninety (90) engine operational days (or since last restoration if less than 90 operational days), to the extent that such data are in Seller’s possession. Engine vibration as measured shall be within the limits as specified per the Boeing 757-200 Maintenance Manual Chapter 71-00-00, applicable to Rolls-Royce RB211-535E4 model engines. Except as otherwise disclosed, oil consumption of each engine shall be within the unrestricted maintenance manual limits for ETOPS operations and there shall be no external oil leaks. Magnetic plugs/chip detectors condition shall be within the manufacturer’s maintenance manual limits without imposing reduced inspection interval. No engine shall have a condition which, per the manufacturer’s maintenance manual, shall impose a reduced inspection interval, other than as otherwise disclosed. The inspections, runs and

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checks required by this Section (d) shall be performed during Buyer’s inspection in accordance with the manufacturer’s maintenance program, except to the extent otherwise provided in this Section (d).

(e)    Condition of Controlled Components. At the time the Aircraft is delivered to Buyer, all flight hour, cycle or calendar controlled hard time components under the manufacturer’s maintenance program shall be supported by appropriate certification documentation indicating traceability, to the extent in Seller’s possession, of TSN, CSN, TSO and CSO in the form of an FAA Form 8130-1, as applicable. Each "on-condition" and "condition-monitored" component will be serviceable, serialized and have documentation indicating traceability, to the extent in Seller’s possession, of TSN, CSN, TSO and CSO.

(f)    APU Condition. The APU shall be in serviceable condition with the lower life limited parts having the remaining number of flight hours specified in the Aircraft Specifications attached to this Schedule until the next scheduled removal in accordance with the manufacturer's time limitation manual. Further, the APU shall meet ETOPS requirements and shall pass a borescope inspection immediately prior to delivery with no defects and/or repetitive inspections. The APU shall also have successfully completed an on-wing health check immediately prior to delivery per the manufacturer’s (Boeing’s or Honeywell’s) maintenance program. Oil consumption shall be within the unrestricted maintenance manual limits for ETOPS operations and there shall be no external oil leaks.

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Those portions of this Agreement marked with an [*] have been omitted pursuant to a request for confidential treatment and have been filed separately with the SEC.

SCHEDULE 8

MATERIAL STCs AND MASTER CHANGE

MATERIAL STCs

STC Number	Description	Owner	Issued
ST01920LA	Conversion of B757-200 Passenger to Freighter/Combi	Pemco World Air Services	Yes

ST02418LA	Installation of Main Deck Cargo Loading System	Pemco World Air Services and Ancra International LLC	Yes

ST02372CH	Installation of IS&S Integrated Flat Panel Display System	Innovative Solutions and Support	Yes

ST10938SC	Installation of Iridium Communication System	L2 Consulting Services	Yes
MASTER CHANGE
Master Change Number	Description		Issued
0310MK5547	Increase Maximum Takeoff Weight (MTOW), Maximum Taxi Weight (MTW), and Maximum Zero Fuel Weight (MZFW)		No

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Those portions of this Agreement marked with an [*] have been omitted pursuant to a request for confidential treatment and have been filed separately with the SEC.

SCHEDULE 9

FORM OF DOCUMENT ESCROW LETTER

[________________], 2012

Daugherty, Fowler, Peregrin, Haught & Jenson
204 North Robinson
Suite 900
Oklahoma City, Oklahoma 73102
Attn: Robin Jenson, Esq.

Re:    Boeing 757-200 Combi Aircraft, MSN [____________] (the “Aircraft”) [Spare Engine] [Ancillary Equipment]

Dear Ms. Jenson:

The undersigned National Air Cargo Group, Inc. ("Seller"), and Cargo Aircraft Management, Inc. ("Buyer"), have each agreed to deliver to you the following executed original documents with respect to the above-referenced Aircraft [Spare Engine][Ancillary Equipment], to be held in escrow and distributed in accordance with these instructions:

Documents to be Deposited by Seller:

1.	Original executed Warranty Bill of Sale with respect to the [Aircraft][Spare Engine][Ancillary Equipment];

2	Original executed FAA Bill of Sale with respect to the Aircraft on Form 8050-2; and

3.	Original fully executed counterpart of an assignment agreement between NACH and Pemco, assigning to Buyer the Conversion Contract with respect to the Aircraft.

Document to be Deposited by Buyer:

1.	Original insurance certificates and brokers letters of undertaking with respect to the [Aircraft] [Spare Engine].

The documents delivered to you by the Seller are the "Seller Documents" and the document delivered to you by the Buyer is the "Buyer Document".

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When you have received both the Buyer Document and the Seller Documents, and you have received an acknowledgement from Seller and Buyer via email, that Buyer has executed the Acceptance Certificate, please (i) confirm these facts to Buyer and Seller via telephone conference and email, and, upon such confirmation (ii) notify the Funds Escrow Agent to release the $___________________ of funds (the “Escrow Funds”) to Seller’s account (the “Release Notice”), via telephone conference and email.

Upon receipt by you of confirmation from ______________________ (the “Funds Bank”) that the Funds Bank has received the Escrow Funds for the benefit of Seller, you are instructed and authorized to (i) file the Form 8052-2 with the FAA, (ii) distribute the Warranty Bill(s) of Sale to Buyer, (iii) distribute the remaining Seller Documents to Buyer, and (iv) distribute the Buyer Document to Seller.

If the conditions to delivery by you of the Release Notice contained in the prior paragraphs have not been met or waived in writing within seven (7) calendar days after date of this letter, you are irrevocably authorized and instructed to return the Seller Documents to Seller and the Buyer Document to Buyer.

We hereby confirm to you that you are entitled to act in accordance with this letter upon receipt of a copy of the releases by email unless instructed otherwise, and hereby further confirm that you are entitled to act upon joint written instructions signed or orally communicated by Seller and Buyer that may vary from the terms of this letter.

The Buyer and Seller hereby confirm to you that they will be responsible for and hereby agree to pay the fees and expenses incurred in connection with acting as document escrow agent.

The notices and documents that we have requested that you deliver pursuant to this agreement should be delivered to the following:

If to Seller:    National Air Cargo Group, Inc.
350 Windward Drive
Orchard Park, NY 14127
Attention:     Glen Joerger
President, National Airlines
EVP, National Air Cargo Holdings
Telephone: (734) 547-4116
Email: gjoerger@nationalaircargo.com

If to Buyer:            Cargo Aircraft Management, Inc.
145 Hunter Drive
Wilmington, Ohio 45177 U.S.A.
Attention:     W. Joseph Payne
Vice President
Telephone: (937) 366-2686
Email: joe.payne@atsginc.com

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If to Funds Escrow Agent:    Union Bank of California, NA
551 Madison Avenue, 11th Floor
New York, NY 10022
Attention: Hugo Gindraux
Telephone: (646) 452-2011
Email: hugo.gindraux@uboc.com

This Agreement may be delivered by the parties to each other by email transmission and such delivery may be relied on by the other as if the document were a manually signed original and will be binding on the party sending the facsimile transmission for all purposes of this Agreement.
Thank you for your assistance.

SELLER:            National Air Cargo Group, Inc.

By

Its

BUYER:            Cargo Aircraft Management, Inc.

By

Its

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